Exhibit 99.1

TENNECO ANNOUNCES EUROPE RESTRUCTURING

Lake Forest, Illinois, September 5, 2013 – Tenneco Inc. (NYSE:TEN) announced today its intention to close its ride performance plant in Gijon, Spain and decomplex its ride performance plant in Sint-Truiden, Belgium as the company continues to take actions to address ongoing weak macroeconomic conditions in Europe. Both plants manufacture shock absorbers for vehicle manufacturers and the replacement market.

The actions announced today are subject to consultation with employee works councils and in total would eliminate approximately 480 jobs in Western Europe while allowing the most efficient use of the company’s capital assets and production capacity across the region.

“We sincerely regret the impact these actions would have on our employees at Gijon and Sint-Truiden,” said Hari Nair, Chief Operating Officer, Tenneco. “However, the industry outlook for Europe continues to be weak with no near-term recovery. These changes, although difficult, would help us operate as efficiently as possible in this environment and strengthen our long-term competitiveness in the critically important European market.”

Tenneco currently employs 230 people at the Gijon plant. The company intends to begin transferring current customer business to other ride performance operations and intends to complete the closure in the first quarter of 2014.

The actions in Sint-Truiden would transfer higher labor assemblies to other ride performance operations while focusing the Sint-Truiden plant on more highly automated, advanced component production and final assembly.

Tenneco expects to record charges of $63 million related to these actions, of which $55 million will be recorded in the third quarter. These charges include non-cash asset impairments, the cost of relocating tooling, equipment and production to other facilities, severance and retention payments to employees and other costs related to these actions.

This announcement follows the company’s closing of an aftermarket facility in Vittaryd, Sweden, which was completed in August, 2013.

These actions, including the Vittaryd closure, are part of Tenneco’s previously announced cost reduction initiative that is intended to reduce structural costs in Europe by $60 million annually with related costs of approximately $120 million. Tenneco expects that most of the expense will be recorded in 2013 and 2014, and that the company will reach a full savings run rate in 2016. The actions related to this announcement would be expected to represent $22 million of the projected savings.

Tenneco is a $7.4 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 25,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

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This press release contains forward-looking statements. Words such as “intend,” “anticipate,” “expects,” “would”, “continue” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) changes in automotive manufacturers’ production rates and their actual and forecasted requirements for the company’s products, including the company’s resultant inability to realize the sales represented by its awarded book of business; (ii) changes in consumer demand and prices, including decreases in demand for automobiles which include the company’s products, and the potential negative impact on the company’s revenues and margins from such products; (iii) the general political, economic and competitive conditions in markets where the company and its subsidiaries operate; (iv) workforce factors such as strikes or labor interruptions; (v) material substitutions and increases in the costs of raw materials; (vi) the company’s ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company’s customers and (vii), the outcome of the mandatory union consultation procedures. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding risk factors and uncertainty is detailed from time to time in the company’s SEC filings, including but not limited to its report on form 10-K for the year ended December 31, 2012.

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Contacts:

Bill Dawson

Media Inquiries

847 482-5807

bdawson@tenneco.com

Jane Ostrander

Media Inquiries

847 482-5607

jostrander@tenneco.com

Linae Golla

Investor Inquiries

847 482-5162

lgolla@tenneco.com